Exhibit 99.1

Tilly’s, Inc. Announces First Quarter Fiscal 2014 Results and Introduces Second

Quarter Fiscal 2014 Outlook

•	First Quarter Net Sales of $111.1 million; Comp Store Sales Decreased 6.8%

•	First Quarter EPS of $0.02

Irvine, CA – May 28, 2014 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the first quarter of fiscal 2014 ended May 3, 2014.

“Earnings results were in line with our expectations and reflect the continuation of a tough retail environment and the planned reduction in our clearance merchandise, which put pressure on our comparable store sales. We delivered strong product margin improvement through careful inventory management and operating discipline, and our inventory is well positioned for the summer selling season. We also advanced our strategic initiatives including the opening of our new dedicated e-commerce fulfillment center,” commented Daniel Griesemer, President and Chief Executive Officer. “We remain focused on maintaining the continued health and relevance of our brand, and are confident in our ability to capitalize on the long-term opportunities to grow our business.”

For the first quarter ended May 3, 2014:

•	Total net sales were $111.1 million, an increase of 1.8% compared to $109.1 million in the first quarter of 2013.

•	Comparable store sales, which include e-commerce sales, decreased 6.8% compared to the same 13-week period in 2013. E-commerce sales were $12.7 million, an increase of approximately 1.2% compared to the same thirteen-week period in 2013.

•	Gross profit was $31.3 million compared to $31.8 million in the first quarter of 2013. Gross margin was 28.2% compared to 29.1% in the first quarter of 2013. Product margins increased approximately 60 basis points, offset primarily by deleverage in occupancy costs as a result of the negative comparable store sales.

•	Operating income was $1.1 million and compares to operating income of $3.9 million in the first quarter of 2013.

•	Net income was $0.6 million, or $0.02 per diluted share, based on a weighted average diluted share count of 28.2 million shares and an effective tax rate of approximately 45%, reflecting a discrete item related to stock option forfeitures. This compares to net income in the first quarter of 2013 of $2.3 million, or $0.08 per diluted share, based on a weighted average diluted share count of 28.0 million shares and an effective tax rate of 40%.

Balance Sheet and Liquidity

As of May 3, 2014, the Company had $52.4 million of cash and marketable securities and no borrowings or debt outstanding on its revolving credit facility.

Second Quarter 2014 Outlook

We continue to experience weak traffic trends and a highly promotional environment in teen retail. If these trends continue, we would expect second quarter comparable store sales to decline in the high single digits, and net income per diluted share to be in the range of $0.03 to $0.07. This assumes an anticipated effective tax rate of 40% and a weighted average diluted share count of 28.2 million shares. Second quarter 2013 net income was $4.3 million, or $0.15 per diluted share, based on a weighted average diluted share count of 28.1 million shares.

Conference Call Information

A conference call to discuss the financial results is scheduled for today, May 28, 2014, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (800) 239-9838 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until June 11, 2014, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 7837315. Please note participants must enter the conference identification number in order to access the replay.

About Tilly’s

Tilly’s is a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tilly’s is headquartered in Southern California and, as of May 28, 2014, operated 201 stores and through its website, www.tillys.com.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future net income, future gross, operating or product margins, and anticipated tax rate and our business and strategy, including but not limited to store expansion, expansion of brands and exclusive relationships, development and growth of our ecommerce platform and business, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our ecommerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance our brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on April 1, 2014, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	May 3, 2014	February 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$27,396	$25,412
Marketable securities	24,971	34,943
Receivables	9,296	8,545
Merchandise inventories	52,850	46,266
Prepaid expenses and other current assets	11,948	11,772

Total current assets	126,461	126,938
Property and equipment, net	105,146	100,936
Other assets	4,715	4,533

Total assets	$236,322	$232,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,766	$19,645
Deferred revenue	5,202	6,214
Accrued compensation and benefits	3,458	4,975
Accrued expenses	11,648	9,241
Current portion of deferred rent	5,509	5,395
Current portion of capital lease obligation/Related party	770	758

Total current liabilities	48,353	46,228
Long-term portion of deferred rent	43,440	42,756
Long-term portion of capital lease obligation/Related party	2,303	2,500

Total long-term liabilities	45,743	45,256

Total liabilities	94,096	91,484
Commitments and contingencies
Stockholders’ equity:
Common stock (Class A), $0.001 par value; May 3, 2014—100,000 shares authorized, 11,429 shares issued and outstanding; February 1, 2014—100,000 shares authorized, 11,361 shares issued and outstanding	11	11
Common stock (Class B), $0.001 par value; May 3, 2014—35,000 shares authorized, 16,574 shares issued and outstanding; February 1, 2014—35,000 shares authorized, 16,642 shares issued and outstanding	17	17
Preferred stock, $0.001 par value; May 3, 2014 and February 1, 2014—10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	123,598	122,886
Retained earnings	18,588	17,997
Accumulated other comprehensive income	12	12

Total stockholders’ equity	142,226	140,923

Total liabilities and stockholders’ equity	$236,322	$232,407

Tilly’s, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	May 3, 2014	May 4, 2013
Net sales	$111,134	$109,119
Cost of goods sold (includes buying, distribution, and occupancy costs) (1)	79,807	77,313

Gross profit (1)	31,327	31,806
Selling, general and administrative expenses (1)	30,250	27,889

Operating income	1,077	3,917
Other expense, net	—	49

Income before income taxes	1,077	3,868
Income tax expense	486	1,560

Net income	$591	$2,308

Basic earnings per share of Class A and Class B common stock	$0.02	$0.08
Diluted earnings per share of Class A and Class B common stock	$0.02	$0.08
Weighted average basic shares outstanding	27,983	27,692
Weighted average diluted shares outstanding	28,151	28,027

(1)	Gross profit in the first quarter of fiscal 2013 includes a $0.4 million reclassification of stock-based compensation expense from selling, general and administrative expenses to cost of goods sold to correct for an immaterial prior period error.

Tilly’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	May 3, 2014	May 4, 2013
Cash flows from operating activities
Net income	$591	$2,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,776	4,650
Loss (gain) on disposal of assets	29	(3)
Gain on sales and maturities of marketable securities	(37)	(44)
Deferred income taxes	34	347
Stock-based compensation expense	838	892
Changes in operating assets and liabilities:
Receivables	(751)	(2,155)
Merchandise inventories	(6,584)	(3,070)
Prepaid expenses and other assets	(517)	(1,648)
Accounts payable	2,176	1,912
Accrued expenses	1,279	1,493
Accrued compensation and benefits	(1,517)	(2,728)
Deferred rent	798	1,882
Deferred revenue	(1,012)	(928)

Net cash provided by operating activities	103	2,908

Cash flows from investing activities
Purchase of property and equipment	(7,943)	(11,435)
Proceeds from sale of property and equipment	—	11
Purchases of marketable securities	(4,991)	—
Maturities of marketable securities	15,000	10,000

Net cash provided by (used in) investing activities	2,066	(1,424)

Cash flows from financing activities
Payment of capital lease obligation	(185)	(174)

Net cash used in financing activities	(185)	(174)

Change in cash and cash equivalents	1,984	1,310
Cash and cash equivalents, beginning of period	25,412	17,314

Cash and cash equivalents, end of period	$27,396	$18,624

Tilly’s, Inc.

Store Count and Square Footage

	Stores Open at Beg of Qtr	Stores Opened During Qtr	Stores Closed During Qtr	Stores Open at End of Qtr	Total Gross Square Footage End of Qtr (in thousands)
2013 Q1	168	7	0	175	1,371
2013 Q2	175	7	0	182	1,423
2013 Q3	182	7	0	189	1,472
2013 Q4	189	7	1	195	1,513
2014 Q1	195	3	0	198	1,535

Investor Relations Contact:

ICR, Inc.

Anne Rakunas/Joseph Teklits

310-954-1113

anne.rakunas@icrinc.com